Exhibit (a)(1)(B)

                                [LOGO OF BLUEFLY]

                              LETTER OF TRANSMITTAL
                                 PURSUANT TO THE
                    OFFER TO EXCHANGE DATED JANUARY 25, 2007

Please read this Letter of Transmittal carefully. To properly elect to exchange your eligible options, we must receive your signed and dated Letter of Transmittal before 11:59 p.m., Eastern Standard Time, on the expiration date, which is currently February 23, 2007.

You are not required to return this Letter of Transmittal if you are electing not to participate in the offer. If you do not submit this Letter of Transmittal by the deadline, it will be interpreted as your election not to participate in the offer, and you will retain all of your outstanding options with their current terms. If you are electing to exchange eligible options, you must send this entire Letter of Transmittal (including all five pages) via electronic delivery, facsimile, regular mail, overnight courier or hand delivery using the following contact information:

         Via Electronic Delivery:
         Scan the completed and signed Letter of Transmittal and e-mail it to optionexchange@bluefly.com.

         Via Facsimile:
         Bluefly, Inc., Attn:  Kara Jenny, Fax. No. +1 (786) 513-3736.

         Via Regular Mail, Overnight Courier or Hand Delivery:
         Bluefly, Inc., Attn: Kara Jenny, 42 West 39th Street, New York, New York 10018.

You do not need to return your stock option agreements in order to effectively elect to accept this offer.

You may confirm that your documents have been received by calling Kara Jenny or by sending an e-mail to optionexchange@bluefly.com. We intend to electronically confirm our receipt of your Letter of Transmittal within two business days of receipt. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have received your election.

If you think the information regarding your eligible options set forth below is incorrect, or if you have any questions about the offer, please telephone Kara Jenny at +1 (212) 944-8000 or send an e-mail to optionexchange@bluefly.com.

From:    [Employee/Non-Employee Director Name]


To:      Bluefly, Inc.

         I have received the Offer to Exchange dated January 25, 2007, this Letter of Transmittal, the form of Restricted Stock Award Agreement if I am an employee or non-employee director holding outstanding eligible stock options that were vested as of August 31, 2006 or the form of Deferred Stock Unit Award Agreement if I am an employee or non-employee director holding outstanding eligible stock options that were not vested as of August 31, 2006 (the applicable form being referred to herein as the "Agreement") and the 2005 Stock Incentive Plan (the "2005 Plan").

         I understand that if I elect to participate in the offer I will exchange some or all of my outstanding option grants that have an exercise price per share greater than $1.50 ("eligible options") for certain restricted stock awards and/or deferred stock unit awards, as described in the Offer to Exchange, covering a lesser number of shares of Bluefly common stock, as set forth in the table of my eligible options contained in Annex A to this Letter of Transmittal.

I understand that each restricted stock award and deferred stock unit award will be unvested as of its grant date and will have a new vesting schedule. I acknowledge that I must continue to provide service to Bluefly through the required vesting periods to receive or retain the underlying shares of common stock vesting at the end of each vesting period or on the delivery date.

         I have reviewed the table of my eligible options contained in Annex A, and I confirm that I hold the options listed. I have indicated by checking "Yes" and writing my initials which eligible options listed in Annex A I am electing to exchange. By completing, signing and delivering this Letter of Transmittal, I hereby elect to exchange all of the eligible options I have so indicated. For each eligible option I have elected to exchange, I understand that I will receive, upon the terms and subject to the conditions in the Offer to Exchange and this Letter of Transmittal (which together constitute the "offer"), an award for the number of Bluefly restricted stock awards or deferred stock unit awards, as the case may be, set forth in the table in Annex A with respect to such eligible option. I understand that if I have returned a Letter of Transmittal in a timely fashion but have not indicated my election by checking either "Yes" or "No" and writing my initials next to any option grants in the table in Annex A that Bluefly will be entitled, in its sole discretion, either to (a) request that I return a new Letter of Transmittal indicating my election or (b) interpret my Letter of Transmittal to be an election to exchange all option grants listed in the table for which I have not checked "No."

         If, before the expiration of the offer, I wish to exercise some or all of the eligible options I am electing to exchange, I acknowledge that I cannot do so unless I first properly withdraw this election to exchange in accordance with procedures set forth in Part III, Section 5 of the Offer to Exchange.

         I acknowledge that upon the occurrence of any of the conditions set forth in Part III, Section 7 of the Offer to Exchange, Bluefly may terminate or amend the offer and postpone its acceptance and cancellation of any eligible options I elect for exchange.

         I acknowledge that the restricted stock awards and deferred stock unit awards will be subject to the terms and conditions set forth in the 2005 Plan and the Agreement, which will constitute an agreement between Bluefly and me. I have reviewed a form of the Agreement provided to me and I understand that Bluefly will send me a final Agreement (with all the blanks filled in) as promptly as practicable after the grant date.

         I hereby represent and warrant that I have full power and authority to elect to exchange the options exchanged hereby and that, when and to the extent such options are accepted for exchange by Bluefly, such options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such options will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by Bluefly to be necessary or desirable to complete the exchange of the options I am electing to exchange.

         All authority conferred or agreed to be conferred by this Letter of Transmittal shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns.

         By signing this Letter of Transmittal, I acknowledge that my election to exchange my eligible options pursuant to the procedure(s) described in Part III, Section 4 of the Offer to Exchange and in the instructions to this Letter of Transmittal will constitute my acceptance of the terms and conditions of the offer. Bluefly's acceptance for exchange of options offered to be exchanged pursuant to the offer will constitute a binding agreement between Bluefly and me, upon the terms and subject to the conditions of the Offer to Exchange and this Letter of Transmittal.

         I acknowledge that in order to participate in the offer I must be an eligible employee or non-employee director of Bluefly from the date when I elect to exchange my eligible options through the date when the restricted stock awards or deferred stock unit awards, as the case may be, are granted and otherwise be eligible to participate under the 2005 Plan. I further acknowledge that if I do not remain an eligible employee or non-employee director, I will not receive any restricted stock awards, deferred stock unit awards or any other consideration for the options that I elect to exchange and that are accepted for exchange pursuant to the offer.

         I hereby give up all ownership interest in the options that I elect to exchange, and I understand that they will become null and void on the date Bluefly accepts my options for exchange. I agree that I will have no further right or entitlement to purchase shares of Bluefly's common stock under the eligible options accepted by Bluefly for exchange or have any other rights or entitlements under such options. I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable on the date Bluefly accepts my options for exchange.

         I acknowledge that Bluefly has advised me to consult with my own advisors as to the consequences of participating or not participating in the offer to exchange.

                                [LOGO OF BLUEFLY]

                                     ANNEX A

                              LETTER OF TRANSMITTAL
                                 PURSUANT TO THE
                    OFFER TO EXCHANGE DATED JANUARY 25, 2007

Employee Name: [Employee/Non-Employee Director Name]

IMPORTANT: For each of your outstanding eligible options listed below, please mark "Yes" if you wish to exchange the vested option for restricted stock awards, or mark "No" if you do not wish to exchange the option and instead wish to retain the option with its current terms. Please write your initials next to each entry.

                                                                NUMBER OF
                                       OUTSTANDING              RESTRICTED
               OPTIONS     EXERCISE   VESTED STOCK   EXCHANGE      STOCK
GRANT DATE   OUTSTANDING     PRICE      OPTIONS       RATIO     AWARDS(1)(2)    YES      NO     INITIALS
----------   -----------   --------   ------------   --------   ------------   -----   ------   --------
                                                                               -----   ------   --------

                                                                               -----   ------   --------

                                                                               -----   ------   --------

                                                                               -----   ------   --------
Total
                                                                               -----   ------   --------

(1) These will vest on the one-year anniversary of date of grant of the Restricted Stock Award, provided, however, if you make a Section 83(b) election, then the restrictions on your Award will lapse with respect to the number of shares needed to satisfy any tax withholding on the date that Bluefly receives your Section 83(b) election.

(2) Please note that Bluefly will not issue any fractional restricted stock awards. The applicable amounts in the column headed "Number of Restricted Stock Awards" have been rounded to the nearest whole number.

IMPORTANT: For each of your outstanding eligible options listed below, please mark "Yes" if you wish to exchange the unvested option for deferred stock unit awards, or mark "No" if you do not wish to exchange the option and instead wish to retain the option with its current terms. Please write your initials next to each entry.

                                                                 NUMBER OF
                                       OUTSTANDING               DEFERRED
               OPTIONS     EXERCISE   VESTED STOCK   EXCHANGE      STOCK
GRANT DATE   OUTSTANDING     PRICE      OPTIONS       RATIO     AWARDS(1)(2)    YES      NO     INITIALS
----------   -----------   --------   ------------   --------   ------------   -----   ------   --------
                                                                               -----   ------   --------

                                                                               -----   ------   --------

                                                                               -----   ------   --------

                                                                               -----   ------   --------
Total
                                                                               -----   ------   --------

(1) Of the total [____] total Deferred Stock Unit Awards, (i) [____] have a final vesting date that is prior to August 31, 2007 and will thus vest in substantially equal quarterly installments over 2 years beginning on the date of grant and (ii) [____] have a final vesting date that is on or after August 31, 2007 and will thus vest in substantially equal quarterly installments over 3 years beginning on the date of grant.

(2) Please note that Bluefly will not issue any fractional deferred stock unit awards. The applicable amounts in the column headed "Number of Deferred Stock Unit Awards" have been rounded to the nearest whole number.


-------------------------------------   ----------------------------------------
Employee Signature                      Date and Time


-------------------------------------   ----------------------------------------
Employee Name Printed                   E-mail Address


-------------------------------------
Daytime Telephone Number

       INSTRUCTIONS FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

     1. Delivery of Letter of Transmittal. Bluefly, Inc. must receive your signed and dated Letter of Transmittal before the offer expires, which is currently scheduled for 11:59 p.m., Eastern Standard Time, on February 23, 2007. Any Letter of Transmittal received after that time will not be accepted.

THE METHOD OF DELIVERY OF ANY DOCUMENT IS AT YOUR ELECTION AND RISK. IF YOU CHOOSE TO SUBMIT A LETTER OF TRANSMITTAL, YOUR ELECTION WILL BE EFFECTIVE UPON RECEIPT. IF HAND DELIVERY IS NOT FEASIBLE, WE RECOMMEND THAT YOU SEND IT VIA ELECTRONIC DELIVERY OR FACSIMILE, AND THEN FOLLOW UP WITH A TELEPHONE CALL OR E-MAIL TO CONFIRM RECEIPT BY THE DEADLINE. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE YOUR PACKAGE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

Bluefly will not accept any alternative, conditional or contingent offers to exchange options. All eligible employees electing to exchange options, by execution of this Letter of Transmittal, waive any right to receive any notice of the acceptance of their election to exchange, except as provided for in the offer to exchange.

     2. Withdrawal of Election. Elections to exchange made pursuant to the offer may be withdrawn at any time prior to the expiration of the offer. If the offer is extended by Bluefly beyond that time, you may withdraw your election at any time until the extended expiration of the offer. In addition, although Bluefly currently intends to accept your validly tendered options promptly after the expiration of the offer, unless Bluefly accepts and cancels your tendered eligible options before 11:59 p.m., Eastern Standard Time, on February 23, 2007, you may withdraw your tendered options at any time after February 23, 2007. To withdraw your tendered options, you must deliver the accompanying Notice of Withdrawal with the required information while you still have the right to withdraw the election. Withdrawal elections may not be rescinded and any eligible options withdrawn from the offer will thereafter be deemed not properly tendered for purposes of the offer. To re-elect to exchange options that you have withdrawn, you must again follow the procedures described in these Instructions to deliver a new Letter of Transmittal prior to the expiration of the offer.

     3. Inadequate Space. If the space provided in the Letter of Transmittal is inadequate, the information requested in the table in Annex A regarding which options are being elected for exchange should be provided on a separate schedule attached to the Letter.

     4. Signatures on this Letter of Transmittal. The signature on this Letter of Transmittal must correspond with the name as written on the face of the stock option agreement(s) to which the options are subject. If your name has been legally changed since your stock option agreement was signed, please submit proof of the legal name change.

     5. Requests for Assistance or Additional Copies. If you have any questions or need assistance, or would like to request additional copies of the Offer to Exchange or this Letter of Transmittal, please call Kara Jenny or send an e-mail to optionexchange@bluefly.com. All copies will be furnished promptly at Bluefly's expense. You may also contact Bluefly by fax or through regular mail using the contact information listed above. You may also use the above contact information to overnight courier or hand deliver your correspondence to Bluefly.

     6. Irregularities. All questions as to the number of shares subject to options to be accepted for exchange and the number of restricted stock awards or deferred stock unit awards to be granted, and any questions as to form of documents and the validity (including eligibility and time of receipt), form and acceptance of any options elected to be exchanged will be determined by Bluefly in its sole discretion, which determinations shall be final and binding on all interested persons. Bluefly reserves the right to reject any or all elections to exchange options that Bluefly determines not to be in appropriate form or the acceptance of which may, in the opinion of Bluefly's counsel, be unlawful. Bluefly also reserves the right to waive any of the conditions of the offer and any defect or irregularity in any election to exchange options, and Bluefly's interpretation of the terms of the offer (including these instructions) will be final and binding on all parties. No election to exchange options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with an election to exchange options must be cured within such time as Bluefly shall determine. Neither Bluefly nor any other person is or will be obligated to give notice of any defects or irregularities in the election to exchange options, and no person will incur any liability for failure to give any such notice.

     7. Additional Documents to Read. You should be sure to read the Offer to Exchange, this Letter of Transmittal, the 2005 Plan and the form of Agreement before deciding to participate in the offer.

     8. Important Tax Information. You should consult your own tax advisor and refer to Part III, Section 14 of the Offer to Exchange, which contains important U.S. federal income tax information.

     9. Data Privacy. By accepting the offer, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, Bluefly and/or any affiliate for the exclusive purpose of implementing, administering and managing your participation in the offer.

You understand that your employer, Bluefly and/or any affiliate may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing Bluefly stock and other employee benefit plans and this offer ("Data"). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the offer, that these recipients may be located in your country, or elsewhere, and that the recipient's country may have different data privacy laws and protections than in your country. You understand that you may request a list with names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Bluefly's stock and other employee benefit plans and this offer. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the stock and other employee benefit plans and this offer. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data without cost, by contacting in writing your local human resources representative. You understand that refusing or withdrawing your consent may affect your ability to participate in this offer.

     10. Acknowledgement and Waiver. By accepting this offer, you acknowledge that: (i) the offer is established voluntarily by Bluefly, it is discretionary in nature and it may be extended, modified, suspended or terminated by Bluefly at any time, as provided in the offer; (ii) the grant of restricted stock awards and deferred stock unit awards is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock awards, deferred stock unit awards, options, or benefits in lieu of restricted stock awards, deferred stock unit awards or options, even if restricted stock awards, deferred stock unit awards or options have been granted repeatedly in the past; (iii) all decisions with respect to future grants under any Bluefly stock plan, if any, will be at the sole discretion of Bluefly; (iv) your acceptance of the offer will not create a right to employment or be interpreted to form an employment agreement with Bluefly or its affiliates and will not interfere with the ability of Bluefly to terminate your employment relationship at any time with or without cause; (v) your acceptance of the offer is voluntary; (vi) the future value of Bluefly's shares is uncertain and cannot be predicted with certainty; (vii) the offer, the exchanged options, restricted stock awards and deferred stock unit awards are outside the scope of your employment contract, if any, and are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (viii) if you accept the offer and receive an award of restricted stock and/or deferred stock units and obtain shares of Bluefly common stock pursuant to such award, the value of the shares acquired may increase or decrease in value; (ix) you understand the risks associated with your participation in the offer as described in "Certain Risks of Participating in the Offer" contained in the Offer to Exchange; and (x) no claim or entitlement to compensation or damages arises from diminution in value of any restricted stock awards, deferred stock unit awards or shares acquired pursuant to the restricted stock awards or deferred stock unit awards, as the case may be, you may receive as a result of participating in the offer and you irrevocably release Bluefly and affiliates from any such claim that may arise.

     11. Tax Liability. Regardless of any action that Bluefly or its affiliates take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding ("applicable withholdings"), you acknowledge that the ultimate liability for all applicable withholdings is and remains your sole responsibility and that Bluefly and its affiliates (i) make no representations or undertakings regarding the treatment of any applicable withholdings in connection with any aspect of the cancellation of eligible options or the grant of restricted stock awards or deferred stock unit awards, the vesting of restricted stock awards or deferred stock unit awards and delivery of shares of Bluefly common stock pursuant to the deferred stock unit awards, the subsequent sale of shares of Bluefly common stock acquired pursuant to the restricted stock awards and deferred stock unit awards and the receipt of any dividends; and (ii) do not commit to structure the terms of the offer, including cancellation of the eligible options and/or the grant of restricted stock awards or deferred stock unit awards, to reduce or eliminate your liability for applicable withholdings.

         You agree to pay or make adequate arrangements satisfactory to Bluefly and its affiliates to satisfy all applicable withholding obligations of Bluefly and its affiliates. In this regard, you authorize Bluefly and its affiliates to withhold all applicable withholdings legally payable by you from your wages or other cash payment paid to you by Bluefly and its affiliates or from proceeds of the sale of shares of Bluefly common stock. Alternatively, or in addition, if permissible under local law, Bluefly may (i) sell or arrange for the sale of shares of Bluefly common stock that you acquire to meet the applicable withholding obligation, and (ii) withhold in shares of Bluefly common stock, provided that Bluefly only withholds the amount of shares of Bluefly common stock necessary to satisfy the minimum withholding amount. Finally, you agree to pay to Bluefly and its affiliates any amount of applicable withholdings that Bluefly and its affiliates may be required to withhold as a result of your participation in the offer that cannot be satisfied by the means previously described.

     12. Electronic   Delivery  of   Documents.   Any  document   relating  to
participation in the offer or any notice required or permitted by the Offer to Exchange, this Letter of Transmittal or a Notice of Withdrawal shall be given in writing and shall be deemed effectively given only upon receipt by Bluefly. The Offer to Exchange, this Letter of Transmittal, a Notice of Withdrawal, an Individual Statement of Options, the Agreement, the 2005 Plan and any other communications to option holders in connection with the offer (collectively, the "documents") may be delivered to you electronically. In addition, you may deliver electronically to Bluefly this Letter of Transmittal or a Notice of Withdrawal. Such means of electronic delivery may include, but do not necessarily include, the delivery of a link to a Bluefly intranet or the internet site of a third party involved in administering the offer, the delivery of the document via e-mail or such other means of electronic delivery specified by Bluefly. By executing this Letter of Transmittal, you acknowledge that you have read this Instruction and consent to the electronic delivery of the documents. You acknowledge that you may receive from Bluefly a paper copy of any documents delivered electronically at no cost to you by contacting Bluefly by telephone or in writing using the contact information on the first page of this Letter of Transmittal. You further acknowledge that you will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, you understand that you must provide Bluefly or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. You may revoke your consent to the electronic delivery of documents described in this Instruction or may change the electronic mail address to which such documents are to be delivered (if you have provided an electronic mail address) at any time by notifying Bluefly of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, you understand that you are not required to consent to electronic delivery of documents described in this Instruction.

     13. Governing Law and Documents. The Letter of Transmittal is governed by, and subject to, United States federal and New York state law, as well as the terms and conditions set forth in the Offer to Exchange. For purposes of litigating any dispute that arises under the Letter of Transmittal, the parties hereby submit to and consent to the exclusive jurisdiction of New York and agree that such litigation shall be conducted in the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, where this offer is made and/or to be performed.